Exhibit 23.1

WEAVER MARTIN & SAMYN

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-1 (the “Registration Statement”) of I-Level Media Group Incorporated (the “Company”), dated the date hereof, of our report dated March 30, 2012 relating to the financial statements of the Company for the year ended December 31, 2011, appearing in the Prospectus which is a part of such Registration Statement, as well as to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Weaver, Martin & Samyn, LLC

Weaver, Martin & Samyn, LLC
Kansas City, MO
January 21, 2013

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252